Exhibit 99.1

Liquidity Services, Inc. (NASDAQ: LQDT) Q4 2024 Earnings Call Transcript December 12, 2024 10:30 AM ET

Company Participants

Michael Patrick – VP, Controller
Bill Angrick - Chairman and CEO
Jorge Celaya - EVP and CFO

Conference Call Participants

Gary Prestopino - Barrington
Logan Lillehaug - Craig-Hallum

Operator

Welcome to the Liquidity Services, Inc. Fourth Quarter of Fiscal Year 2024 Financial Results Conference Call. My name is Lisa, and I will be your operator for today's call. Please note that this conference is being recorded. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. I will now turn the call over to Michael Patrick, Liquidity Services’ Vice President and Controller. Please go ahead.

Michael Patrick

Good morning. On the call today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.

The following discussion and responses to your questions reflect management's views as of today, December 12th, 2024, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today's call, please have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, management will discuss certain non-GAAP financial measures. In our press release and filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliation of these measures with their most comparable gap measures as available. Management also uses certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to our Chairman and CEO, Bill Angrick.

Bill Angrick

Good morning and welcome to our Q4 earnings call. I'll review our Q4 performance and the progress of our business segments and next, Jorge Celaya will provide more details on the quarter. Our healthy fourth quarter results capped a successful year of market share expansion and consistent growth in fiscal year 2024, backed by our investments in innovation, service, and strong operational execution for our customers. We achieved double-digit consolidated GMV growth in each quarter throughout the year and each of our segments achieved double-digit annual GMV growth, culminating in record annual GMV of $1.4 billion.

Overall, we are seeing enhanced network effects in our two-sided marketplace platform as we grew our auction participants and completed transactions by 22% and 12% year-over-year respectively during the quarter. We converted this growth to over $22 million in operating cash flow in the fourth quarter, highlighting the strength of our asset-light business model.

In the fourth quarter, our RSCG segment set new quarterly records in GMV, revenue, and segment direct profit as we drove expanded relationships with our seller clients by leveraging our decades of industry-leading expertise and multi-channel buyer liquidity. Our GovDeals segment delivered robust double-digit growth through ongoing seller acquisition and service expansion. Additionally, our Machinio segment achieved another quarterly revenue record, further solidifying its position as a leading platform for connecting buyers and sellers of used equipment worldwide.

We're also thrilled to celebrate a significant milestone, our 25th anniversary. Over the past quarter century, Liquidity Services has grown from a scrappy startup, I was there, into a leading global e-commerce company, powering the circular economy and delivering unmatched value worldwide. Our journey has been marked by remarkable growth, innovation, and a steadfast commitment to promoting sustainability. This milestone allows us to reflect on our achievements and express our deepest gratitude to our dedicated team, our loyal clients, and supportive stakeholders who have been instrumental in our success. As we look to the future, we remain committed to driving excellence and innovation in all that we do. Overall, our scalable marketplace technology, broad range of services, diversified client base, organic growth initiatives, and pipeline of acquisition opportunities will propel us in continuing our track record of growth.

Our leadership team has now set its sights on reaching the $2 billion annual GMV milestone, which is a key step combined with service and margin expansion towards attaining the $100 million of annual EBITDA milestone. To achieve these objectives, we will focus on the following areas. One, increasing our market share and the sales volume trends acted on our marketplace. Two, expanding our buyer base and sales channels to enhance recovery on the assets we sell. Three, infusing and modernizing our platform with new technologies including AI tools to increase our operational efficiencies and improve the customer experience. And finally, four, executing complementary bolt-on acquisitions. We expect to realize these goals in the next few years which in turn will deliver tremendous value for our customers and our shareholders.

I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Good morning. We completed the 2024 fiscal year with a new annual record for GMV at $1.4 billion, solid profitability, and a strong cash position. These achievements coincide with the celebration of our 25th anniversary, a milestone that underscores our commitment to our customers, investors, and continued industry leadership. Fiscal year 2024 saw GMV grow 14% to the $1.4 billion record level with each of our segments delivering double-digit GMV growth year-over-year. Our revenue grew 16% to $363 million, led by our retail and GovDeals segments.

GAAP net income was $20 million, or up 9% on a non-GAAP adjusted basis. And our non-GAAP adjusted EBITDA was $48.5 million for the year, up 6%. For our consolidated fiscal fourth quarter, GMV was $361 million, also up 14% from $316 million in the same quarter last year. Revenue was $106.9 million, up 34%, and growing faster than GMV, mainly due to growth in purchase programs in our retail segment, primarily from lower touch flows.

Our GAAP earnings per share was $0.20. Our non-GAAP adjusted EPS was $0.32, up 23%, and our non-GAAP adjusted EBITDA was $14.5 million, up 13%. We generated $22 million in cash flows from operations during the fourth quarter and ended the fourth quarter with $155.5 million in cash, cash equivalents, and short-term investments. We continue to have zero debt with $17.5 million of available borrowing capacity under our credit facility.

Specifically comparing segment results from this fiscal fourth quarter to the same quarter last year, our retail segment was up 28% on GMV, up 49% on revenue and up 5% on segment direct profit, driven by the growth in our purchase programs. Our GovDeals segment’s GMV was up 14%, revenue up 26%, and direct profit up 23%, driven by service expansion from the Sierra Auction acquisition and continued growth with new sellers.

Our CAG segment was down 2% on GMV, down 17% on revenue, and down 12% on segment direct profit, reflecting low purchase transactions during this past fiscal fourth quarter. Machinio's revenue and segment profit were both up 13% as we continue to experience strong client retention and increases in new customers for our subscription services.

As we look to our fiscal year 2025, we continue to see opportunities to expand our market share and our services to improve our seller and buyer experiences on our platform and to deliver year-over-year growth across our segments. Our fiscal first quarter 2025 guidance reflects our continued optimism as key metrics showed solid improvement as we closed 2024. Much of our focus throughout fiscal year 2024 will drive results expected during 2025. Our retail segment expanded its purchase programs, including additional lower touch flows and its buyer outreach. Machinio continued to expand and have strong retention and demand for its services, and our CAG segment pipeline of projects continued solid across several sectors, including heavy equipment, industrial, and energy. These drivers are expected to increase their respective GMV and revenues as we go forward into fiscal year 2025, with revenue growing at a higher rate than GMV. GovDeals also expanded its footprint and provided a strong add-on for continued growth from new services to the acquisition of Sierra Auction.

Our fiscal first quarter guidance, when compared sequentially against this last fiscal fourth quarter, reflects the downward seasonality effects in the fiscal first quarter across various of our segments, despite some potentially higher top line results sequentially. Comparing year-over-year, however, our fiscal first quarter guidance range reflects solid improvement in our results. With the expected GMV mix in our segments' volumes, we expect the mix going forward to result in an overall consolidated consignment GMV to be at approximately 80% of total GMV, our consolidated revenue as a percent of GMV to be up in the range of approximately 30%, and the total of our segment direct profits as a percent of total revenue to be down to the low 40% range. These ratios can vary based on our mix, including pricing models, volumes, and asset categories in any given period. This mix shift includes the expansion of lower touch purchase programs in the retail segment. Retail segment direct profit as a percent of revenue is expected to be tempered year-over-year and sequentially relative to the fourth quarter of fiscal year 2024's direct margin percent. Our profitability is expected to be up year-over-year this coming fiscal first quarter and consistent with prior year trends. The expected increase in adjusted EBITDA is despite our operating expenses seasonally increasing during the fiscal first quarter, with operating leverage typically expected to improve during the stronger second half of our fiscal year.

Management guidance for the first quarter of fiscal year 2025 is as follows. We expect GMV to range from $350 million to $385 million. GAAP net income is expected in the range of $2.5 million to $5 million, with a corresponding GAAP diluted earnings per share ranging from $0.08 to $0.16 per share. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.18 to $0.26 per share. We estimate non-GAAP adjusted EBITDA to range from $9.5 million to $12.5 million. The GAAP and non-GAAP EPS guidance assumes that we have approximately 31.5 million to 32 million fully diluted weighted average shares outstanding for the first quarter of fiscal year 2025.

Thank you. We will now take your questions.

Question-and-Answer Session

Operator

[Operator Instructions] And the first question for today will be coming from the line of Gary Prestopino of Barrington. Your line is open.

Gary Prestopino

Good morning, Bill and Jorge. A couple of questions here. The growth in the participants this quarter was pretty strong, and I guess as well as transactions. I want to get an idea of what segments you're seeing the highest growth in participants in or maybe asking it another way, is the Sierra acquisition -- Sierra Auction acquisition really driving some of this growth in the participants?

Bill Angrick

It is not a catalyst for that. I think we've seen broad-based expansion of our buyer base led by our retail segment, followed by our GovDeals segment as we've broadened the range of assets that we're selling in both of those areas. And I think just in general, there's been a nice appreciation for the value of our marketplace on behalf of both small business buyers and end consumers. They shop Liquidity Services marketplaces because they're able to access used and returned goods that have a long useful life but at prices that are far lower than buying new. So I think those are the drivers.

Gary Prestopino

Okay. Thank you. And then in terms of continuing investments for growth, at least the last two years we've had a situation where you've stepped up your investments for growth. And it seems like that is not going to really be the case in this quarter for fiscal ‘25. It seems like, given your guidance, at least for Q1, that your -- the investments you've made are sufficient here to drive growth at least for this year and maybe going into next year. Can you comment on that?

Bill Angrick

Yes, I would agree that our growth has leveraged investments made in prior years and that going forward we're making incremental investment in continued modernization in areas that will help expand margins. For example, we have harnessed the value of certain machine-driven and AI-driven functionality to drive better descriptions of our assets, better matching of assets with buyers in a much more automated way, better merchandising of the assets that we sell through the marketplace, a better registration process to onboard buyers and retarget buyers with less effort and less friction and cost. And I think these incremental investments going forward will also continue to improve the mobile experience on our platform, which will ultimately increase -- continue to increase buyer participation and continue to increase recovery, which is a key lever for any market, and one we're very excited about for Liquidity Services.

Gary Prestopino

Okay, thank you. And then just two more. In terms of the numbers you threw out with $2 billion GMV, $100 million EBITDA, what is the timeframe for that? Is that over -- you have a five year target, a 10 year target, give us some idea of how -- where you're looking to achieve that?

Bill Angrick

Yeah, well, we've got it right in front of us, I think, the markets and the credibility and the capabilities to arrive at that $2 billion GMV destination, certainly inside of five years. And we'd say the next few years, whether that's two years or four years or somewhere in between, the market will reveal itself. What we have great confidence in is that our solutions are solutions that our customers need and value, that we have a market leading position to execute on that growth. And just by continuing to do what we're doing, we're on our way to that type of trajectory. And I think, first, you have to create the value for the client and we do that through self-directed and fully managed solutions, we do that by having the largest buyer base and liquidity of both in the B2B and direct-to-consumer channels for our clients. And then we have incredible data to value and provide expertise to our clients on return. So if you have that, Gary, you have the opportunity to grow and hitting that $2 billion timeframe, $2 billion milestone in a shorter timeframe certainly is in our goal -- is our goal, but we're very comfortable with our competitive position and ability to do that. And I'd say the margins that you derive from volume are also an exciting part of a marketplace business model. We're growing both our GMV on the platform but also our non-GMV related services. We talked about the growth of Machinio. We have a lot of software enabled self-directed flows on our marketplace and our Bid4Assets business, we have fee-for-service to allow government entities, including counties and sheriffs, to manage the entire foreclosure process online and some of that activity is not recorded in GMV. So a combination of getting to our $2 billion GMV threshold plus growth of non-GMV value-added services puts us well on our way towards that $100 million annual EBITDA milestone. It's not directly correlated to the point estimate of $2 billion in GMV, but certainly attainable in the next few years. And also, I'd like to point out that we are really the consolidator of choice in the circular economy. If we see these small niche businesses express a desire to become part of a market-leading platform, we're getting that call. And a lot of these are founder-led businesses and so Sierra is one example of that. We think there's lot of opportunities in that inorganic growth category as we move forward.

Gary Prestopino

Thank you very much.

Operator

Thank you. And one moment for the next question. And our next question will be coming from the line of Logan Lillehaug of Craig-Hallum. Your line is open.

Logan Lillehaug

Hey, good morning, guys. This is Logan on for George. Congrats on the nice quarter here. I think the big number that stands out is that retail GMV. And, Bill, I'm just wondering if you can put a little finer point on that. You guys have outlined the case as to why you're kind of the best player in the market. But I'm just wondering if you can speak a little bit to why now, why you think those retailers are expanding their relationship now? Is that something you guys are doing on your end, operational improvements or just gaining their trust? And just kind of what drives that right now?

Bill Angrick

Sure, well if you've looked at the history of the company, we have been working in the retail supply chain for over 20 years and have been in many ways the bearer of best practices in this marketplace. And I think what has helped continue to grow our share is our ability to provide the full range of solutions that a retail supply chain client, whether it's a brick and mortar omni-channel player, whether it's a born-in-the-cloud e-commerce online retailer, or any hybrid, any one of those players has a set of solutions that they can lever in our portfolio from self-directed solutions where our clients are listing directly on the platform with their own teams and their own facilities, whether they're using our distribution center platforms, locations to sell in our platform in more of a fully managed way, we're able to do business with our clients and meet them where their needs are and we also provide different pricing models from consignment to purchase model alternatives, so clients feel like they can tell us what their needs are and we can solve for those needs versus us dictating to them to only use a specific solution or a specific pricing model. So I think that's one of the keys to growth. And then scale matters a lot. I mean we have the largest buyer base able to buy new use, salvage, return, any type of product that is in the retail supply chain. So that large lot liquidity, that liquidity by individual SKU, the ability to do both B2B and direct-to-consumer transactions, and also supplement that with expertise to protect these clients' brands, to be able to move that product into different geographic locations, including outside the United States, all of those collectively are why retailers have increasingly turned to Liquidity Services. And I think the secular growth, which you're well aware of, online retail is continuing to capture more volume, capture more product categories. That inexorable march means that there's more returns to manage and sell, which is what we do. So those are the things that I think are driving the growth of the business as we said on the call, new quarterly records in GMV, revenue and segment direct profit.

Logan Lillehaug

Great and then one thing I don't think we've talked about today is the real estate opportunity and Bid4Assets. I know you've talked in the past about making some progress, just trying to get some of those municipalities to adopt, going through the online auction channel. I just love an update on how you think that's going and how immediate you think that that opportunity is and then you've talked about it being a $100 million GMV opportunity?

Bill Angrick

Sure. Public sector real estate is definitely part of the needs of our customer base to find efficiencies and more transparency in how either government-owned or distressed real estate is brought to market. We highlighted in the quarter we had a record real estate sale this quarter, over an $8 million asset sold in an online auction marketplace, GovDeals. So that was an all-time record, which is very exciting and just an illustrative example of how big the real estate opportunity can be over time. Our current results frankly haven't been a large result of the real estate category. Real estate is something that we think will expand and grow in the next few years. It's a natural add-on to the work we've done on the personal property side and we're committed to growing the real estate category. We look at the public sector as the right place to focus on. We have over 15,000 government entities, including states, counties, cities, public universities. And if you look at some of the trends, there's going to be a need for some of these public entities to be more efficient and probably less asset-heavy with some of the real estate assets. So we're well positioned to help them sell online to realize the value, a more competitive auction result in value, and we provide a lot of the software and services pre- and post-sale to handle the buyer experience, the payments, the collections, the invoicing, the settlement. So that's an opportunity to grow. Now, real estate doesn't have the same level of take rate. This is a single-digit take rate. So we're really focused on growing the direct profit associated with online real estate sales. And we have great capabilities there. So we expect real estate to play a role in our growth to the $2 billion milestone over the next few years. And I don't think we fully have capitalized on it yet. It's something that's certainly in our growth priorities and we're well positioned to execute.

Logan Lillehaug

Got it. Thanks for the detail.

Operator

Thank you. And that does conclude our Q&A session for today as well as the conference call. Thank you all for joining. You may all disconnect.